Exhibit 99.1

QC Holdings, Inc. Reports Third Quarter Results

Board Declares $0.05 Dividend per Common Share

OVERLAND PARK, Kan.--(BUSINESS WIRE)--November 3, 2011--QC Holdings, Inc. (NASDAQ:QCCO) reported income from continuing operations of $2.1 million and revenues of $48.3 million for the quarter ended September 30, 2011. For the nine months ended September 30, 2011, income from continuing operations totaled $7.6 million and revenues were $138.1 million. The nine months ended September 30, 2011 includes $2.0 million in accrued costs ($1.2 million, net of income taxes) resulting from a tentative settlement of an outstanding legal matter.

“We were pleased to see revenue growth during the third quarter, largely driven by increases in our installment and title lending products,” said QC Chairman and Chief Executive Officer Don Early. “This improvement, however, was offset by a higher loss ratio quarter-to-quarter, largely due to the transition to new products in connection with recent changes in lending laws in several states.

“Entering 2011, we challenged our financial services field personnel to maintain operating margins despite negative consumer confidence and consumer spending headwinds. Through nine months of 2011, our store-level margins are essentially unchanged from prior year, indicative of the level of talent and commitment to excellence throughout our branch network.”

For the three months and nine months ended September 30, 2010, income from continuing operations totaled $2.9 million and $9.6 million, respectively, and revenues were $47.1 million and $136.3 million, respectively.

The three months and nine months ended September 30, 2011 and 2010 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months and nine months ended September 30, 2011 and 2010 are provided below.

** Third Quarter **

The $1.2 million improvement in revenues quarter-to-quarter is attributable to higher installment and title loan volumes, as well as an increase in automotive revenues, partially offset by lower payday loan fees. The change in the mix of lending revenues in the company’s financial services branches is attributable to new lending legislation in various states, as well as the addition of complementary products in several other states.

Branch operating costs, exclusive of loan losses, declined slightly to $21.5 million during the three months ended September 30, 2011 compared to prior year’s $21.6 million. Lower compensation attributable to a decline in the number of employees working in the company’s short-term lending branches was substantially offset by higher cost of sales in the automotive business.

Loan losses increased $1.7 million during the three months ended September 30, 2011, totaling $12.4 million versus $10.7 million in prior year’s quarter. The loss ratio increased to 25.7% in third quarter 2011 versus 22.6% in third quarter 2010. The increase over prior year’s third quarter is attributable to higher losses in Illinois, Wisconsin and South Carolina, where customers are adjusting to new product offerings as a result of recent changes to lending laws. For the quarter, returned items as a percentage of revenues increased to 43.0% from 41.3% in third quarter 2010, and collections on those returned items declined to 39.6% from 45.6%.

QC’s branch gross profit in third quarter 2011 decreased $354,000 to $14.4 million versus $14.8 million in third quarter 2010. Profit declines related to higher losses in those states noted above were substantially offset by improvements in the majority of other states in which the company operates.

Regional and corporate expenses totaled $9.5 million during the three months ended September 30, 2011 compared to $8.8 million in third quarter 2010. The $691,000 increase is primarily due to higher legal, governmental and public affairs spending quarter-to-quarter.

During third quarter 2011, the company entered into an amended and restated credit agreement. The amended agreement provides for a three-year term loan of $32.0 million and a revolving line of credit (including provisions permitting the issuance of letters of credit and swingline loans) of up to $27.0 million. In addition, the company issued $3.0 million in subordinated notes. In connection with these transactions, the company recorded a loss on debt extinguishment of approximately $462,000.

“On September 30, we completed the acquisition of Direct Credit Holdings Inc., a Canadian company engaged in short-term, consumer Internet lending in various Canadian provinces,” commented QC President and Chief Operating Officer Darrin Andersen. “We look forward to pursuing the tremendous online growth opportunities in Canada with this well-respected market leader.

“Our automotive division continues to battle higher vehicle acquisition prices, but process improvements have helped curb the escalating reconditioning costs. Together with our ongoing efforts to diversify the products within our financial services branches, the investments in the automotive business and our new Canadian partner provide a broader revenue base for profit improvements going forward.”

** Nine Months Ended September 30 **

The company’s revenues increased $1.8 million to $138.1 million during the nine months ended September 30, 2011 versus $136.3 million in 2010. This improvement is due to higher automotive, installment loan and title loan revenues, substantially offset by reduced payday loan volume. The decline in payday loan volumes is largely due to the expiration of the Arizona’s payday loan law on June 30, 2010. In Arizona, the company is now offering a title loan product, but customer demand is significantly lower for this product than the payday loan alternative previously available.

Branch operating costs, exclusive of loan losses, totaled $64.7 million during the nine months ended September 30, 2011, $1.8 million higher than the prior year period. This increase is attributable to higher cost of sales for automobile purchases, partially offset by lower costs in the financial services branches.

During the nine months ended September 30, 2011, the company reported loan losses of $28.2 million compared to $26.6 million during the nine months ended September 30, 2010. The company’s loss ratio increased slightly to 20.4% during the first nine months of 2011 versus 19.5% in the same 2010 period, primarily for the reasons noted in the quarterly discussion above. Exclusive of Illinois, South Carolina and Wisconsin, the company’s loss ratio declined a percentage point period-to-period. The company received cash of approximately $381,000 from selling older debt during the nine months ended September 30, 2011 compared to $327,000 in the same prior year period.

Branch gross profit decreased to $45.2 million for the nine months ended September 30, 2011 from $46.8 million during the nine months ended September 30, 2010. The decrease period-to-period was attributable to the changes in the Arizona law and higher cost of sales on vehicles as noted above, partially offset by improvements in the majority of the other states in which the company operates.

Regional and corporate expenses totaled $28.9 million during the nine months ended September 30, 2011 compared to $27.0 million in the same 2010 period. This increase reflects the second quarter 2011 legal settlement accrual as noted above, partially offset by reduced occupancy costs associated with a renegotiated corporate office lease.

Other expenses increased $411,000 in the current year period as a result of the loss on debt extinguishment as noted in the third quarter discussion. The company’s effective income tax rate was 39.8% through the first nine months of 2011 compared to 39.2% in the same prior year period.

-DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable December 1, 2011 to stockholders of record as of November 17, 2011.

-BUSINESS OUTLOOK -

“We are pleased with the effort of our financial services and automotive employees during the first nine months of 2011,” Early said. “Our field leadership has demonstrated an ability to block out the constant noise and distraction associated with an ever-changing local and national economic and financial environment.

“As we enter the fourth quarter, we are carefully evaluating the potential of several branches throughout our network, particularly in those states where legislative changes have significantly harmed long-term viability. We are currently testing alternative products in South Carolina and Virginia. Based on the results of the tests, we would expect either to add the alternative product to the branches in the respective state or to close any non-performing branches.

“During the third quarter, we amended and restated our credit facility to help fund the acquisition of our new Canadian partner. The facility provides solid, committed capital through September 2014. We believe these third quarter transactions, together with a stabilizing state-by-state legislative short-term lending environment and an improving automotive business, provide a strong foundation for driving cash flow and shareholder value.”

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 484 branches in 23 states at September 30, 2011 (note that the company has one branch scheduled to close during fourth quarter 2011). In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2010, the company advanced approximately $1.0 billion to customers and reported total revenues of $188.1 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company’s current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, including particularly changes in Washington, South Carolina, Virginia, Illinois and Arizona, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) litigation or regulatory action directed towards us or the payday loan industry, (4) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (5) risks associated with the leverage of the company, (6) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (7) changes in our key management personnel, (8) integration risks and costs associated with acquisitions, including our recent Canadian acquisition, (9) risks associated with owning and managing non-U.S. businesses and (10) the other risks detailed under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc. Consolidated Statements of Income (in thousands, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Revenues
Payday loan fees	$32,752	$31,741	$95,919	$89,501
Automotive sales, interest and fees	5,212	5,646	14,784	18,231
Other	9,095	10,905	25,600	30,343
Total revenues	47,059	48,292	136,303	138,075
Branch expenses
Salaries and benefits	10,038	9,794	29,376	28,975
Provision for losses	10,652	12,416	26,628	28,166
Occupancy	5,081	5,298	15,008	15,349
Cost of sales - automotive	2,646	2,885	7,069	9,622
Depreciation and amortization	759	643	2,349	2,005
Other	3,119	2,846	9,096	8,738
Total branch expenses	32,295	33,882	89,526	92,855
Branch gross profit	14,764	14,410	46,777	45,220

Regional expenses	3,484	3,131	10,695	9,899
Corporate expenses	5,289	6,333	16,340	18,977
Depreciation and amortization	659	466	2,028	1,641
Interest expense	565	471	1,819	1,530
Other expense, net	39	461	72	483
Income from continuing operations before income taxes	4,728	3,548	15,823	12,690
Provision for income taxes	1,874	1,424	6,198	5,053
Income from continuing operations	2,854	2,124	9,625	7,637
Loss from discontinued operations, net of income tax	(814)	(342)	(974)	(538)
Net income	$2,040	$1,782	$8,651	$7,099

Earnings (loss) per share:
Basic
Continuing operations	$0.16	$0.12	$0.53	$0.43
Discontinued operations	(0.05)	(0.02)	(0.05)	(0.03)
Net income	$0.11	$0.10	$0.48	$0.40

Diluted
Continuing operations	$0.16	$0.12	$0.53	$0.43
Discontinued operations	(0.05)	(0.02)	(0.05)	(0.03)
Net income	$0.11	$0.10	$0.48	$0.40
Weighted average number of common shares outstanding:
Basic	17,166	17,014	17,332	17,036
Diluted	17,258	17,135	17,411	17,111

Non-GAAP Reconciliations

Adjusted EBITDA

(in thousands)

(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles (“GAAP”). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The three and nine months ended September 30, 2011 include an additional adjustment to EBITDA related to a loss on debt extinguishment in connection with the company’s amended and restated credit agreement as discussed earlier. The nine months ended September 30, 2011 includes an additional adjustment to EBITDA for the accrued costs associated with the tentative settlement of the Missouri arbitration proceedings, which will be a cash expense if the settlement is completed as presently contemplated. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2011	2010	2011

Income from continuing operations	$2,854	$2,124	$9,625	$7,637
Provision for income taxes	1,874	1,424	6,198	5,053
Depreciation and amortization	1,418	1,109	4,377	3,646
Interest expense	565	471	1,819	1,530
Non-cash (gains) losses on property dispositions	39	(1)	72	21
Loss on debt extinguishment (a)		462		462
Stock option and restricted stock expense	486	501	1,685	1,675
Accrued costs for settlement of legal matter (b)	-		-	2,000
Adjusted EBITDA	$7,236	$6,090	$23,776	$22,024

(a) For the three months and nine months ended September 30, 2011, the adjusted EBITDA computation includes the loss on debt extinguishment in connection with the company’s amended and restated credit agreement.

(b) For the nine months ended September 30, 2011, the adjusted EBITDA computation includes the accrued costs recorded in connection with the tentative settlement of an outstanding legal matter.

QC Holdings, Inc. Consolidated Balance Sheets (in thousands)

	December 31, 2010	September 30, 2011
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$16,288	$20,540
Loans receivable, less allowance for losses of $5,300 at December 31, 2010 and $5,250 at September 30, 2011	64,319	63,286
Prepaid expenses and other current assets	13,419	13,076
Total current assets	94,026	96,902
Non-current automotive loans receivable, less allowance for losses of $1,850 at December 31, 2010 and $1,970 at September 30, 2011	5,740	7,258
Property and equipment, net	14,110	12,146
Goodwill	16,491	25,632
Other assets, net	7,675	9,435
Total assets	$138,042	$151,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$467	$1,592
Accrued expenses and other liabilities	11,806	12,210
Deferred revenue	4,356	4,258
Revolving credit facility	17,250	16,250
Current portion of long-term debt	10,863	16,090
Total current liabilities	44,742	50,400

Non-current liabilities	4,872	5,825

Long-term debt	16,881	18,518
Total liabilities	66,495	74,743

Commitments and contingencies
Stockholders’ equity	71,547	76,630
Total liabilities and stockholders’ equity	$138,042	$151,373

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands, except Branch Data, Average Loan, Average Term and Average Fee)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
	Unaudited		Unaudited
Short-term Lending Branch Data:
Number of branches, beginning of period	545	499	556	523
De novo branches opened			1	2
Acquired branches
Branches scheduled to close		(1)		(1)
Branches closed	(8)	(15)	(20)	(41)
Number of branches, end of period	537	483	537	483

Short-term Lending Branch Data:
Branch revenue	$41,404	$42,614	$120,289	$119,285
Percentage change		2.9%		(0.8%)
Branch net revenues	$31,900	$31,452	$95,888	$94,331
Percentage change		(1.4%)		(1.6%)

Operating Data – Short-term Loans:
Loan volume	$224,591	$222,731	$651,139	$611,999
Average loan (principal plus fee)	373.61	376.36	373.71	376.10
Average fee	56.16	56.58	56.01	56.73

Operating Data – Installment Loans:
Loan volume	$9,026	$9,495	$20,008	$27,563
Average loan (principal)	487.83	536.58	486.32	535.63
Average term (days)	174	182	172	206

Operating Data – Automotive Loans:
Loan volume	$4,091	$4,405	$11,830	$14,270
Average loan (principal)	9,649	10,058	9,271	9,889
Average term (months)	33	33	32	34
Locations, end of period	5	5	5	5

QC Holdings, Inc. Selected Statistical and Operating Data (in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
	Unaudited		Unaudited
Other Revenues:
Installment loan interest and fees	$4,443	$5,734	$12,225	$15,393
Credit services fees	1,915	2,091	5,312	5,754
Title loan fees	1,142	1,530	2,779	4,117
Other	1,595	1,550	5,284	5,079
Total	$9,095	$10,905	$25,600	$30,343

Loss Data:

Provision for losses, continuing operations:
Charged-off to expense	$19,453	$20,780	$53,648	$52,785
Recoveries	(8,878)	(8,220)	(26,107)	(24,831)
Adjustment to provision for losses based on evaluation of outstanding receivables	77	(144)	(913)	212
Total provision for losses	$10,652	$12,416	$26,628	$28,166

Provision for losses as a percentage of revenues	22.6%	25.7%	19.5%	20.4%
Provision for losses as a percentage of loan volume (all products)	4.1%	4.8%	3.6%	4.0%

CONTACT:
QC Holdings, Inc.
Investor Relations Contact:
Douglas E. Nickerson, Chief Financial Officer, 913-234-5154
or
Media Contact:
Tom Linafelt, Director – Corporate Communications, 913-234-5237